EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK, INC. ANNOUNCES CONCLUSION OF SEC INVESTIGATION

DES PLAINES, IL, September 13, 2011 -- Schawk, Inc. -- (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, announced today that the Company has been notified by the staff of the Securities and Exchange Commission that it had completed its investigation of certain accounting matters related to the Company’s restatement of its financial results for the years ended December 31, 2005 and 2006 and the first three quarters of 2007, which was announced in conjunction with the Company’s filing of its fiscal 2007 Form 10-K, and does not intend to recommend that the SEC take any enforcement action against the Company.  The Company disclosed the SEC’s investigation in its Form 10-K for the year ended December 31, 2008, and announced in May 2011 that it had received a Wells Notice related to the SEC’s investigation.

President and Chief Executive Officer David A. Schawk commented, “We were pleased to learn that the staff of the SEC does not intend to recommend any enforcement action against Schawk.  We fully cooperated with the SEC during the course of the investigation and are gratified that this matter has been concluded.”

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 19 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.